Exhibit 10.24

November 1, 2002

H. Claire Hough

3170 Waverly Street

Palo Alto, CA 94306

RE:    Employment Terms

Dear Claire:

Blue Martini Software, Inc. (“Blue Martini”) is pleased to add the following term to your terms of employment, as set out in the offer letter dated October 31, 2002 (the “Offer Letter”). In addition to the terms set forth in the Offer Letter, your employment includes the following term:

If your employment with Blue Martini is terminated without cause, you will be eligible to receive a severance payment equal to six (6) months of your base salary at the time of termination, and, provided that you elect COBRA coverage, Blue Martini will pay for health benefits for you and your dependents for six (6) months on the same terms as then provided to Blue Martini employees. If you resign from Blue Martini at any point, you will not receive these severance payments or extended health care coverage.

“Cause” means the occurrence of one or one or more of the following: (i) conviction of a felony or a crime involving moral turpitude, fraud, or an act of dishonesty against Blue Martini; (ii) gross misconduct or gross negligence in the performance of your responsibilities which, based upon good faith and reasonable factual investigation, demonstrates unfitness to serve; or (iii) material violation or breach of any Blue Martini policy or any statutory, fiduciary, or contractual duty of yours to Blue Martini.

All other terms and conditions of your Offer Letter continue in full force and effect.

Very truly yours,

Blue Martini Software, Inc.

Mary Hamershock

Vice President, Human Resources

I ACCEPT THE ADDED EMPLOYMENT TERM STATED IN THIS LETTER:

Name	Date